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                                                                    Exhibit 10.3








                        STOCK AND NOTE PURCHASE AGREEMENT

                                 by and between

                           KING PHARMACEUTICALS, INC.

                                       and

                       AMERICAN HOME PRODUCTS CORPORATION

                                  June 22, 2000


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                                TABLE OF CONTENTS


1.       Purchase and Sale of Shares and the Note.......................       1
         1.1      Sale and Issuance of Shares...........................       1
         1.2      Sale and Issuance of the Note.........................       2


2.       Representations and Warranties of the Company..................       2
         2.1      Organization, Good Standing and Qualification.........       2
         2.2      Authorization.........................................       3
         2.3      Valid Issuance of Shares and Listing..................       3
         2.4      Capitalization........................................       3
         2.5      SEC Reports and Certain Changes.......................       5
         2.6      Financial Statements and Title to Assets..............       5
         2.7      Contracts.............................................       6
         2.8      Compliance and Permits................................       6
         2.9      Compliance with Other Instruments.....................       7
         2.10     Governmental Consents.................................       7
         2.11     Litigation............................................       7
         2.12     Taxes.................................................       7
         2.13     Intellectual Property.................................       8
         2.14     Registration..........................................       8


3.       Representations and Warranties of AHPC.........................       8
         3.1      Organization, Good Standing and Qualification.........       8
         3.2      Authorization.........................................       8
         3.3      Governmental Consents.................................       9
         3.4      Accredited Investor...................................       9


4.       Filings and Authorizations.....................................       9


5.       Conditions to Obligation of Each Party to Effect the
         Transactions Contemplated by this Agreement ...................       9

6.       Conditions of AHPC's Obligations at each Closing...............      10


7.       Conditions of the Company's Obligations at Each Closing........      12

8.       Covenants......................................................      12
         8.1      Lock-up...............................................      13
         8.2      Lenders' Consent......................................      13

9.       Miscellaneous..................................................      13
         9.1      Survival of Warranties................................      13


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         9.2      Assignment; Successors and Assigns....................      13
         9.3      Governing Law.........................................      13
         9.4      Counterparts..........................................      13
         9.5      Titles and Subtitles..................................      13
         9.6      Notices...............................................      14
         9.7      Finder's Fees.........................................      14
         9.8      Expenses..............................................      15
         9.9      Publicity.............................................      15
         9.10     Amendments and Waivers................................      15
         9.11     Severability..........................................      15
         9.12     Entire Agreement......................................      15


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                        STOCK AND NOTE PURCHASE AGREEMENT

                  THIS STOCK AND NOTE PURCHASE AGREEMENT is made as of the 22nd day of June, 2000 by and between King Pharmaceuticals, Inc., a Tennessee corporation having its principal place of business at 501 Fifth Street, Bristol, Tennessee (the "Company"), and American Home Products Corporation, a Delaware corporation having its principal place of business at 5 Giralda Farms, Madison, New Jersey ("AHPC").

         WHEREAS, simultaneously herewith, Wyeth-Ayerst Laboratories, a division of AHPC ("Wyeth"), and the Company have entered into a Co-Promotion Agreement (the "Co-Promotion Agreement") pursuant to which the Company's Altace(R) product will be marketed in the United States and the Commonwealth of Puerto Rico;

         WHEREAS, simultaneously herewith, Wyeth and the Company have entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") pursuant to which the Company has agreed to acquire Wyeth's Nordette(R), Bicillin(R) and Wycillin(R) products, subject to certain conditions to closing set forth in the Asset Purchase Agreement, including but not limited to, AHPC's acceptance of a promissory note made by the Company in favor of AHPC in the principal amount of TWENTY-FIVE MILLION DOLLARS ($25 million) in the form of Exhibit A attached hereto as partial payment of the purchase price set forth in the Asset Purchase Agreement;

         WHEREAS, simultaneously herewith, Wyeth and the Company have entered into two Manufacturing and Supply Agreements (the "Supply Agreements") pursuant to which Wyeth has agreed to supply in finished goods form (i) Nordette, and
(ii) Bicillin(R) and Wycillin(R) to the Company; and

         WHEREAS, in connection with the transactions set forth above, AHPC has agreed to purchase shares of common stock of the Company on the terms and conditions hereof;

         NOW THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.       Purchase and Sale of Shares and the Note.

         1.1      Sale and Issuance of Shares.

         Subject to the terms and conditions of this Agreement, the Company agrees to sell and issue to AHPC at the First Closing (as defined below) 1,928,021 shares of the Company's Common Stock (as defined below) (the "Shares") which is equal to $75,000,000 (SEVENTY-FIVE MILLION DOLLARS) divided by $38.90 per share and AHPC agrees to pay $75,000,000 (SEVENTY-FIVE MILLION DOLLARS)


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(the "Purchase Price") to the Company at the First Closing.

         1.2      Sale and Issuance of the Note.

         Subject to the terms and conditions of this Agreement and the Asset Purchase Agreement, at the Second Closing (as defined below) the Company agrees to issue and AHPC agrees to purchase the Note in the principal amount of $25,000,000 (TWENTY-FIVE MILLION DOLLARS).

         1.3      Closings.

         (a) The closing for the purchase and sale of the Shares shall take place at the offices of AHPC, 5 Giralda Farms, Madison, New Jersey 07940, simultaneously with the execution of this Agreement upon the satisfaction or waiver of the conditions set forth in Articles 5, 6 and 7 hereof or at such other time and place as the Company and AHPC mutually agree upon in writing (which shall be designated as the "First Closing").

         (b) The closing for the issuance and sale of the Note shall take place simultaneously with and at the location of the closing of the transactions contemplated by Asset Purchase Agreement (the "Second Closing" with each of the First Closing and Second Closing being referred to herein individually as a "Closing").

         (c) At the First Closing, among other things, the Company shall deliver to AHPC a certificate representing the Shares. In consideration of such delivery, AHPC shall make payment for the Shares by delivery to the Company of the Purchase Price in immediately available funds by wire transfer of funds to the Company's designated bank account.

         (d) At the Second Closing, among other things, the Company shall deliver to AHPC the fully-executed Note as partial payment of the purchase price to be paid under the Asset Purchase Agreement.

2.       Representations and Warranties of the Company.

         The Company hereby represents and warrants to AHPC that:

         2.1      Organization, Good Standing and Qualification.

         The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on the business, operations, properties, assets, prospects or condition


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(financial or otherwise) of the Company and its subsidiaries taken as a whole (a
"Material Adverse Effect"). Except as disclosed in the Form 10-K (as defined herein), the Company has no subsidiaries.

         2.2      Authorization.

         The Company has all requisite corporate power and authority (i) to execute, deliver and perform its obligations under this Agreement, (ii) to execute, deliver and perform its obligations under the Co-Promotion Agreement, the Asset Purchase Agreement, (subject to the Company's lenders' consent which shall be obtained prior to the Second Closing) the Note and the Supply Agreements (together, the "Related Agreements"), (ii) to issue the Shares and the Note in the manner and for the purpose contemplated by this Agreement, and
(iii) to execute, deliver and perform its obligations under all other agreements and instruments executed and delivered by it pursuant to or in connection with this Agreement and the Related Agreements. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, and the Related Agreements and the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance (or reservation for issuance) and delivery of the Shares, and the Note (when issued) has been taken or will be taken prior to the First Closing or the Second Closing, as the case may be, and this Agreement and each of the Related Agreements constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (y) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

         2.3      Valid Issuance of Shares and Listing.

         The Shares, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and such Shares will be issued in compliance with all applicable federal and state securities laws and will be listed on the New York Stock Exchange and upon issuance be eligible for trading, subject to the restrictions set forth in Section 8.1 hereof.

         2.4      Capitalization.

         (a) The authorized capital stock of the Company consists of one hundred fifty million (150,000,000) shares of common stock, no par value per share (the "Common Stock") and fifteen million (15,000,000) shares of preferred stock, no par value (the


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"Preferred Stock"). As of June 22, 2000: (i) ninety million, thirty-nine thousand, seven hundred eleven (90,039,711) shares of Common Stock were issued and outstanding; (ii) seven million, two hundred thousand (7,200,000) shares of Common Stock were reserved for issuance upon the exercise of outstanding employee stock options or other rights to purchase or receive the Common Stock granted under the Company's 1997 Incentive and Nonqualified Stock Option Plan (the "1997 Plan"); (iii) six hundred seventy-five thousand (675,000) shares of Common Stock were reserved for issuance upon the exercise of outstanding stock options or other rights to receive the Common Stock granted under the Company's 1998 Non-employee Director Stock Option Plan (the "1998 Plan" and together with the 1997 Plan, the "Company Stock Option Plans"); (iv) no shares of Common Stock were held by the Company in the Company's treasury; and (v) no shares of Preferred Stock were issued or outstanding.

         (b) All outstanding shares of capital stock of the Company are, and all Shares will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this
Section 2.4 and except for changes resulting from the issuance of shares of Common Stock pursuant to the Company Stock Option Plans or shares of Common Stock issuable upon exercise of the rights distributed pursuant to the Rights Agreement, dated as of June 25, 1998, between the Company and Union Planters Bank, N.A. (the "Rights Agreement") to the holders of Common Stock pursuant to the Rights Agreement or as expressly permitted by this Agreement, (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company, (B) any securities of the Company or any Company subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of or ownership interests in the Company or any Company subsidiary, (C) any warrants, calls, options or other rights to acquire from the Company or any Company subsidiary, and any obligation of the Company or any Company subsidiary to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or voting securities of or other ownership interests in, the Company or any Company subsidiary, (ii) there are no outstanding obligations of the Company or any Company subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, and (iii) except as contemplated in this Agreement, the Company is not presently under any obligation, has not agreed or committed, and has not granted rights, to register under the Securities Act or the Exchange Act, or otherwise file any registration statement under any such statute covering, any of its currently outstanding capital stock or other securities or any of its capital stock or other securities that may be subsequently issued.


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         (c) As of the date hereof, neither the Company nor any Company subsidiary is a party to any agreement granting any preemptive or antidilutive rights with respect to any securities of the Company or any Company subsidiary that are outstanding as of the date hereof, or with respect to any securities of the Company or any Company subsidiary that may be subsequently issued upon the conversion or exercise of any instrument outstanding as of the date hereof.

         2.5      SEC Reports and Certain Changes.

         (a) The Company has heretofore filed with the U.S. Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), all reports and other documents required to be filed, including an Annual Report on Form 10-K for the year ended December 31, 1999 (the "Form 10-K"). As of their respective filing dates, none of such reports or other documents required to be filed with the SEC under the rules and regulations of the SEC ("SEC Filings") at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Since December 31, 1999, the Company has timely filed with the SEC all SEC Filings and all such SEC Filings complied with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as applicable and the rules thereunder.

         (b) Since December 31, 1999, and except as set forth in SEC Filings or otherwise previously disclosed to AHPC in writing, there has been no change in the business, assets, liabilities, financial condition or operating results of the Company from that reflected in the Form 10-K, except changes in the ordinary course of business that have not, individually or in the aggregate, resulted in and are not reasonably expected to result in a Material Adverse Effect.

         2.6      Financial Statements and Title to Assets

         The audited consolidated financial statements of the Company included or incorporated by reference in the Form 10-K and the unaudited interim financial statements contained in the quarterly reports on Form 10-Q each have been prepared in accordance with the published rules and regulations of the SEC and with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods indicated therein and with each other, except as may be indicated therein or in the notes thereto, and fairly present in all material respects the financial condition of the Company as of the respective dates thereof and the results of its operations and statements of cash


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flows for the respective periods then ended, subject, in the case of unaudited interim financial statements, to usual year-end adjustments. Except as reflected in such financial statements, the Company has no material liabilities, absolute or contingent, other than ordinary course liabilities incurred since the date of the last such financial statements in connection with the conduct of the business of the Company. Except as otherwise set forth in the SEC Filings, the Company has good and marketable title to all material property and assets reflected in the financial statements to the Form 10-K (or as described in the SEC Filings).

         2.7      Contracts.

         With respect to each of the agreements filed as an exhibit to the SEC Filings which remain in full force and effect and all of the agreements that would have been required to be filed as an exhibit to the SEC Filings if any such agreements had been entered into as of the date of filing of any such SEC Filing ("Material Contracts"), the Company is not, and has no actual knowledge that any other party is, in default under or in respect of any Material Contract, the result of which default would have a Material Adverse Effect.

         2.8      Compliance and Permits.

         (a) Except as disclosed in the SEC Filings, the Company has complied with, and is not in default under or in violation of its Second Amended and Restated Charter, By-laws or any and all laws, ordinances and regulations or other governmental restrictions, orders, judgments or decrees applicable to the Company, where any such default or violation would have a Material Adverse Effect. Except as disclosed in the SEC Filings, the Company has not received written notice of any possible or actual violation of any applicable law, ordinance, regulation, or order, the result of which violation would be reasonably expected to have a Material Adverse Effect. Neither the execution and delivery of this Agreement or any of the Related Agreements nor the consummation of the transactions contemplated hereby or thereby will violate, conflict with or result in a breach or result in the acceleration or termination of, or the creation in any third party of the right to accelerate, terminate, modify or cancel, any material indenture, contract, lease, sublease, loan agreement, note or other material obligation or liability to which the Company is a party or is bound or to which any of its assets are subject which would result in a Material Adverse Effect.

         (b) Except as disclosed in SEC Filings, the Company has, and is not in default in any material respect under, all governmental franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would be reasonably expected to have a


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Material Adverse Effect.

         2.9      Compliance with Other Instruments.

         The execution, delivery and performance of this Agreement or any of the Related Agreements and the transactions contemplated hereby and thereby will not result in any violation of or constitute, with or without the passage of time and the giving of notice, either a default under any provision of its Second Amended and Restated Charter or By-laws of the Company or any material provision of any material indenture, agreement or other instrument by which the Company or any of its properties or assets is bound, or result in the creation or imposition of any lien, or encumbrance upon any of the material properties or assets of the Company.

         2.10     Governmental Consents.

         Except for any notification required filed or supplied pursuant to the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended and the rules promulgated thereunder (the "HSR Act"), no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the Company's valid execution, delivery and performance of this Agreement or any of the Related Agreements. The filings under state securities laws, if any, will be effected by the Company at its cost within the applicable stipulated statutory period.

         2.11     Litigation.

         There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, currently threatened against the Company which questions the validity of this Agreement or any of the Related Agreements, or the right of the Company to enter into such instruments or to consummate the transactions contemplated hereby or thereby. Except as disclosed in SEC Filings, there is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, currently threatened against the Company, which singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have or would reasonably be expected to have a Material Adverse Effect.

         2.12     Taxes.

         The Company has filed all federal, state and other tax returns which are required to be filed and has heretofore paid all taxes which have become due and payable, except where the failure to file or pay would not be reasonably expected to have a Material Adverse Effect.


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         2.13     Intellectual Property.

         Except as disclosed in the SEC Filings, to the knowledge of the Company, the Company owns, or possesses adequate rights to use, all of their patents, patent rights, trade secrets, know-how, proprietary techniques, including processes and substances, trademarks, service marks, trade names and copyrights described or referred to in the SEC Filings or owned or used by it or which is necessary for the conduct of its business as presently conducted, except where the failure to own or possess such patents, patent rights, trade secrets, know-how, proprietary techniques, including processes and substances, trademarks, service marks, trade names and copyrights would not have a Material Adverse Effect. Except as disclosed in the SEC Filings, the Company has not received any notice of infringement of or conflict with asserted rights of others with respect to any patents, patent rights, trade secrets, know-how, proprietary techniques, including processes and substances, trademarks, service marks, trade names and copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would be reasonably expected to have a Material Adverse Effect.

         2.14     Registration.

         The Shares have been registered under the Securities Act on Form S-3 in a shelf registration filed with the SEC on January 21, 2000, subject to completion on or prior to the consummation of the sale transaction contemplated hereunder at Closing. At Closing, the Shares shall be freely tradable under applicable securities laws or stock exchange rules by AHPC, subject only to the restrictions set forth in Section 8.1 of this Agreement; provided that AHPC has not taken any action with any third party (other than the Company) which would further restrict its ability to dispose of such Common Stock by contract or otherwise.

3.       Representations and Warranties of AHPC.

         AHPC hereby represents and warrants that:

         3.1      Organization, Good Standing and Qualification.

         AHPC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

         3.2      Authorization.

         All corporate action on the part of AHPC, its officers and directors necessary for the authorization, execution and delivery


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of this Agreement, each of the Related Agreements, the performance of all obligations of AHPC hereunder and thereunder has been taken or will be taken prior to each Closing, and this Agreement, and the Related Agreements, constitute valid and legally binding obligations of AHPC enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

         3.3      Governmental Consents.

         Other than matters contemplated by this Agreement, and the Related Agreements and any notifications required to be filed or supplied pursuant to the HSR Act, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of AHPC in connection with AHPC's valid execution, delivery and performance of this Agreement, the Related Agreements or the issuance of the Shares which are to be purchased by AHPC hereunder.

         3.4      Accredited Investor.

         AHPC is an "accredited investor" as such term is defined in Rule 501(d) of the Securities Act and is purchasing the Note for its own account for investment purposes.


4.       Filings and Authorizations.

         The Company and AHPC have filed or supplied, or caused to be filed or supplied, all notifications and information required to be filed or supplied pursuant to the HSR Act in connection with the transactions contemplated by this Agreement. The Company and AHPC, as promptly as practicable, (a) will make, or cause to be made, all such other filings and submissions under laws, rules and regulations applicable to them as may be required for them to consummate the transactions contemplated hereby in accordance with the terms of this Agreement, and (b) will use reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all governmental authorities necessary to be obtained by them in order for them to consummate such transactions.

5. Conditions to Obligation of Each Party to Effect the Transactions Contemplated by this Agreement.

         The obligation of each party to effect the transactions contemplated by this Agreement shall be subject to the


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fulfillment at or prior to the date of each of the First Closing and the Second
Closing of the following conditions:

         (a) all governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been obtained and any waiting period (and any extension thereof) applicable to the consummation of the Agreement under the HSR Act shall have expired or been terminated; and

         (b) no stop order or other order enjoining the sale of the Shares or the Note to be purchased and sold at the First Closing and the Second Closing, respectively, shall have been issued and no proceedings for such purpose shall be pending or, to the knowledge of the Company, threatened by the SEC or any commissioner of corporations or similar officer of any state having jurisdiction over this transaction and no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect that would restrain or otherwise prevent the consummation of the transactions contemplated by the Agreement.

6.       Conditions of AHPC's Obligations at each Closing.

         (a) The obligations of AHPC under subsection 1.1 of this Agreement are subject to the fulfillment on or before each Closing of the following applicable conditions, the waiver of which shall not be effective without the consent of AHPC thereto:

                  (i) Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true in all material respects on and as of each Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing (except for representations and warranties that speak as of a specific time, which need only be true and correct in all material respects as of such date or time).

                  (ii) Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before each Closing, and all corporate or other proceedings in connection with the transactions contemplated at each such Closing and all documents incident thereto shall be reasonably satisfactory in form and in substance to AHPC.

                  (iii) Compliance Certificate. An officer of the


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

         Company shall have delivered to AHPC a certificate certifying that (a) the conditions specified in Sections 6(a)(i) and 6(a)(ii) have been fulfilled.

                  (iv) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at each Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to AHPC and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

                  (v) Related Agreements. Prior to or at the First Closing, the Company and AHPC shall have entered into the Related Agreements (other than the Note which shall be issued and delivered at the Second Closing).

                  (vi) Certificate. At each Closing, the Company shall have furnished to AHPC a certificate, signed by an authorized officer of the Company, certifying: (i) the due organization and good standing of the Company; (ii) the corporate resolutions of the Company authorizing the transactions contemplated by this Agreement; and (iii) the incumbency of officers of the Company executing this Agreement and the other instruments or certificates delivered at each Closing.

                  (vii) Share Certificates. At the First Closing, the Company shall have furnished to AHPC a certificate or certificates representing the Shares (free and clear of all liens, claims and other encumbrances except as otherwise provided herein) to be purchased and sold at such Closing, accompanied by the requisite stock transfer tax stamps or funds for the purchase thereof;

                  (viii) Opinions of counsel. At the First Closing and at the Second Closing, the Company shall have furnished to AHPC two separate opinions of Baker, Donelson, Bearman & Caldwell in the forms attached hereto as Exhibit B to be delivered at the First Closing and Exhibit C to be delivered at the Second Closing; and

                  (ix) Delivery of the Note. At the Second Closing, among other things, the Company shall deliver the fully executed Note in the principal amount of $25 million dollars; and

                  (x) Other Documentation. The Company shall have furnished to AHPC such other instruments and documents, in form and substance reasonably acceptable to AHPC, as may be necessary to effect each Closing.


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7.       Conditions of the Company's Obligations at Each Closing.

         (a) The obligations of the Company to AHPC under this Agreement are subject to the fulfillment on or before each Closing of the following applicable conditions by AHPC:

                  (i) Representations and Warranties. The representations and warranties of AHPC contained in Section 3 shall be true in all material respects on and as of each Closing with the same effect as though such representations and warranties had been made on and as of such Closing (except for representations and warranties that speak as of a specific time, which need only be true and correct in all material respects as of such date or time);

                  (ii) Performance. AHPC shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before each Closing, and all corporate or other proceedings in connection with the transactions contemplated at each such Closing and all documents incident thereto shall be reasonably satisfactory in form and in substance to the Company;

                  (iii) Compliance Certificate. An officer of AHPC shall have delivered to the Company a certificate certifying that the conditions specified in Sections 7.1(a)(i) and 7.1(a)(ii) have been fulfilled;

                  (iv) Payment of Purchase Price. At the First Closing, AHPC shall have delivered the purchase price required to be paid at such Closing;

                  (v) Related Agreements. At the First Closing, the Company and AHPC shall have entered into each of the Related Agreements (other than the Note which shall be accepted at the Second Closing) each of even date herewith;

                  (vi) Acceptance of the Note. At the Second Closing, AHPC shall accept the fully-executed Note as partial payment of the consideration required under the Asset Purchase Agreement; and

                  (vii) Other Documentation. AHPC shall have furnished to the Company such other instruments and documents, in form and substance reasonably acceptable to the Company, as may be necessary to effect each Closing.

8.       Covenants.


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

         8.1      Lock-up.

         AHPC hereby agrees during the time period commencing on the Closing until thirty (30) days following the Closing, that without the prior written consent of the Company (which may be withheld in the Company's sole discretion), it shall not, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of any of the Shares.

         8.2      Lenders' Consent.

         The Company shall use its best efforts to promptly seek and obtain any required consents from the Companys' lenders permitting the issuance of the Note at the Second Closing.

9.       Miscellaneous.

         9.1      Survival of Warranties.

         The warranties, representations and covenants of the Company and AHPC contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and Closing.

         9.2      Assignment; Successors and Assigns.

         Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the parties hereto without the prior written consent of the other party. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         9.3      Governing Law.

         This Agreement shall be governed by and construed under the laws of the State of New York, without regard to the conflicts of laws of such state.

         9.4      Counterparts.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.5      Titles and Subtitles.


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

         The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         9.6      Notices.

         Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing by personal delivery to the party to be notified or by Federal Express or other reliable overnight package delivery service or registered or certified mail, postage prepaid and addressed to the party to be notified at the following addresses, or at such other address as such party may designate by five (5) days' advance written notice to the other parties (with notice deemed given upon receipt):

         If to the Company:

         King Pharmaceuticals, Inc.
         501 Fifth Street
         Bristol, Tennessee 37620
         Attn: Chief Executive Officer
         Facsimile: (423) 989-8006

         With a copy to:

         King Pharmaceuticals, Inc.
         501 Fifth Street
         Bristol, Tennessee 37620
         Attn:  Executive Vice President
                and General Counsel
         Facsimile: (423) 989-6282

         If to AHPC:

         American Home Products Corporation
         5 Giralda Farms
         Madison, New Jersey  07940
         Attn:  Senior Vice President
                and General Counsel
         Facsimile: (973) 660-7155

         9.7      Finder's Fees.

         Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. Each party agrees to indemnify and to hold harmless the other from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its officers, partners, employees, or representatives is responsible.

         9.8      Expenses.

         Irrespective of whether the Closing is effected, each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. Notwithstanding the foregoing, the Company shall pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement or any securities purchased hereunder, and shall save and hold AHPC harmless from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, such taxes.

         9.9      Publicity.

         Except for information which is required to be disclosed by applicable law, neither party hereto shall issue any press releases or public statements with regard to this Agreement or the Related Agreements without first seeking the approval of the other party, which shall not be unreasonably withheld or delayed.

         9.10     Amendments and Waivers.

         Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and AHPC. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding, each future holder of all such securities, and the Company.

         9.11     Severability.

         If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         9.12     Entire Agreement.

         This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

             [The remainder of this page intentionally left blank.]


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


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                       KING PHARMACEUTICALS, INC.


                                       By: /s/ Jefferson J. Gregory
                                           --------------------------------
                                       Name: Jefferson J. Gregory
                                       Title: President and Chief Operating
                                              Officer


                                       AMERICAN HOME PRODUCTS CORPORATION


                                       By: /s/ Kenneth J. Martin
                                           ------------------------------
                                       Name: Kenneth J. Martin
                                       Title: Senior Vice President and
                                              Chief Financial Officer


                                       16